Exhibit 99.1

Beyond Air® Reports Financial Results for Fourth Fiscal Quarter and Year-End 2022

LungFit® PH received FDA approval for the treatment of term and near-term neonates with hypoxic respiratory failure on June 28, 2022 and the first phase of U.S. commercial launch has begun

Presented positive data for high-concentration nitric oxide (NO) with LungFit® PRO in hospitalized patients with community-acquired viral pneumonia, including covid-19, at ECCMID 2022

Presented positive long-term safety data for high-concentration NO at PAS 2022 in infants hospitalized with bronchiolitis

Presented positive updated interim data from the ongoing at-home LungFit® GO pilot study for nontuberculous mycobacterial lung disease at ATS 2022

Patient screening has begun for the Phase I trial of ultra-high concentration gaseous NO (UNO) being conducted by the Company’s oncology affiliate, Beyond Cancer™

Conference call scheduled for 4:30 p.m. ET today, June 28th

Garden City, NY, June 28, 2022 – Beyond Air, Inc. (NASDAQ: XAIR), a clinical-stage medical device and biopharmaceutical company focused on developing inhaled nitric oxide (NO) for the treatment of patients with respiratory conditions, including serious lung infections and pulmonary hypertension and, through its affiliate Beyond Cancer, ultra-high concentration nitric oxide (UNO) for the treatment of solid tumors, today announced financial results for its fiscal fourth quarter and year ended March 31, 2022.

“Through hard work and dedication, we have achieved the goal of FDA approval for our first LungFit® system,” commented Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “We believe the introduction of this groundbreaking system, LungFit PH, will transform the way nitric oxide is used by hospital staff and provide numerous benefits related to safety and cost. In addition, we are on track to receive CE Mark for LungFit PH in Europe during the second half of calendar year 2022. Looking beyond LungFit PH, we believe receiving this initial regulatory approval in the U.S. validates our patented Ionizer™ technology and creates a path forward for the other devices in the LungFit platform, including LungFit PRO and LungFit GO, to address other respiratory indications with even larger patient populations with unmet medical needs.”

Mr. Lisi added, “Over the past few months we have taken significant strides in our other clinical programs, presenting new data at four medical conferences. This includes positive safety and efficacy data for high-concentration NO with LungFit PRO in patients hospitalized with community-acquired viral pneumonia at ECCMID 2022 and positive long-term safety data in infants hospitalized with bronchiolitis at PAS 2022, strengthening our previously reported strong data. Additionally, at the ATS 2022 conference we presented positive interim data from our NTM pilot study using the LungFit GO to deliver up to 250 ppm NO in the home setting.

“Lastly, at AACR 2022 our oncology affiliate, Beyond Cancer, presented positive new preclinical data for its ultra-high concentration gaseous NO (UNO) therapy for solid tumors. Beyond Cancer’s Phase I first-in-human study for UNO therapy in solid tumors is open for enrollment. We continue to be excited by the progress this talented team is making as they advance the development of UNO therapy to treat solid tumors,” concluded Mr. Lisi.

Recent Highlights and Upcoming Milestones

●	LungFit® PH

○	Received U.S. FDA approval on June 28, 2022 for PPHN

○	Initial limited release phase for commercial launch underway, making it the first and only nitric oxide generator and delivery system available in the U.S.

○	CE Mark approval anticipated to be received in the second half of calendar year 2022, which is expected to be followed by international commercial partnership

●	LungFit® PRO

Community-Acquired Viral Pneumonia (CAVP) Data (including COVID-19)

○	Presented data from a pilot study in patients hospitalized with CAVP, including COVID-19 patients, at the 32nd European Congress of Clinical Microbiology and Infectious Disease in April 2022; data showed 150 ppm NO, administered with LungFit PRO continued to be well-tolerated with no treatment-related adverse events and showed encouraging efficacy signals for shortening hospital length of stay and duration of oxygen supplementation

Bronchiolitis

○	Presented positive long-term safety data for high-concentration inhaled NO at the Pediatric Academic Societies Meeting (PAS) in April 2022; results from 101 infants dosed with either standard supportive treatment (SST) or 85, 150 or 160 ppm NO showed that re-hospitalization due to bronchiolitis related reasons trended favorably for the inhaled NO group and the long-term subject re-hospitalization rate for any reason was similar between inhaled NO and control

Upcoming Study

○	Plan on initiating a U.S. trial for patients hospitalized with CAVP in the fourth quarter of calendar 2023, pending discussion with FDA

○	LungFit® GO

○	Presented data from an updated interim analysis from the ongoing pilot study for 250 PPM NO self-administered by refractory NTM lung infection patients in the home-setting at the American Thoracic Society (ATS) 2022 International Conference in May 2022; these data showed that 250 ppm inhaled NO was well tolerated following a total of 2,323 inhalations self-administered in the home setting with no treatment related discontinuations reported and overall high treatment compliance among the 15 subjects enrolled per the data cut-off date

○	A pilot study in COPD patients who are hospitalized due to an exacerbation is expected to begin in the second half of calendar 2023 with treatment both in-hospital and at-home

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●	Beyond Cancer’s Solid Tumor Program

○	Presented positive in vivo and in vitro data at the American Association for Cancer Research (AACR) Annual Meeting in April 2022; these data suggested that ultra-high concentration gaseous NO (UNO) induced both innate and adaptive immune cell populations, and a decline in immune suppressor cells, which are indicative of an anti-tumor immune response

○	Patient screening in the Phase 1 human study has begun

●	Corporate Highlights

○	Amir Avniel, co-founder, president and chief operating officer will now serve as president and chief business officer of Beyond Air

○	Mike Gaul, SVP operations, will now serve as chief operating officer of Beyond Air

○	Jedidiah Monson appointed as chief medical officer at Beyond Cancer

○	Susan Jones appointed as chief financial officer at Beyond Cancer

Financial results for the fiscal year ended March 31, 2022

Revenue for the fiscal year ended March 31, 2022 was $0 as compared to $0.9 million for the fiscal year ended March 31, 2021, all of which was licensing revenue.

Research and development expenses for the fiscal year ended March 31, 2022 were $11.8 million, compared to $12.6 million for the fiscal year ended March 31, 2021.

General and administrative expenses for the fiscal year ended March 31, 2022 increased to $18.4 million, from $10.5 million for the fiscal year ended March 31, 2021, mainly due to the structural investments required to prepare the Company for commercial launch in the U.S.

Other operating expenses for the fiscal year ended March 31, 2022 were $10.5 million, entirely related to the contingent liability in the settlement agreement with Circassia which was recognized in the fourth quarter of fiscal 2022 in accordance with GAAP. $2.5 million of this liability is due within the next 12 months.

Other income and expense for the fiscal year ended March 31, 2022 was a loss of $3.4 million compared to $0.7 million for the fiscal year ended March 31, 2021. In the fiscal year ended March 31, 2022, the Company recorded an estimated liability for contingent loss related to a lawsuit for $2.4 million.

For the fiscal year ended March 31, 2022, the Company had a net loss of $44.1 million of which $43.2m or ($1.68) per share was attributable to the shareholders of Beyond Air, compared to a net loss of $22.9 million, or ($1.27) per share for the fiscal year ended March 31, 2021.

As of March 31, 2022, the Company had cash and cash equivalents of $80.2 million.

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Conference Call & Webcast

Tuesday, June 28th @ 4:30 PM ET

Domestic: 877-407-0784

International: 201-689-8560

Passcode: 13729815

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1547908&tp_key=64be312891 or the Events page of the Company’s website (click here)

About Beyond Air, Inc.

Beyond Air, Inc. is a clinical-stage medical device and biopharmaceutical company developing a revolutionary NO Generator and Delivery System, LungFit®, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit® can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company is currently applying its therapeutic expertise to develop treatments for pulmonary hypertension in various settings, in addition to treatments for respiratory tract infections that are not effectively addressed with current standards of care. Beyond Air is currently advancing its revolutionary LungFit® for clinical trials for the treatment of severe lung infections such as acute viral pneumonia (including COVID-19) and nontuberculous mycobacteria (NTM). Additionally, Beyond Air is using ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide (NO)

Nitric Oxide (NO) is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries, and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast, and parasites, and has the potential to eliminate multi-drug resistant strains.

About the LungFit®*

Beyond Air’s LungFit® is a cylinder-free, phasic flow nitric oxide generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 part per million (ppm) to 80 ppm. The LungFit® system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. The LungFit® can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

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* Beyond Air’s LungFit® is not approved for commercial use. Beyond Air’s LungFit® is for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Community Acquired Viral Pneumonia

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options.

About NTM

Nontuberculous mycobacteria (NTM) infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 - 400 ppm NO to the lung, and early data indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

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About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV). RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these sick infants to largely supportive measures. Beyond Air’s system is designed to effectively deliver 150 - 400 ppm NO, for which preliminary studies indicate may eliminate bacteria, viruses, fungi, and other microbes from the lungs.

About Beyond Cancer: UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to serve as a chemosensitizer and radiotherapy enhancer. Based on its current findings, Beyond Cancer is developing treatment protocols using ultra-high nitric oxide concentrations to ablate primary tumors and treat metastatic disease.

Forward Looking Statements

This press release contains “forward-looking statements” concerning inhaled nitric-oxide and the Company’s LungFit® product, including statements with regard to potential clinical and regulatory developments and the expected timing thereof, expected product launch for the Company’s LungFit® product and the timing thereof, and the potential impact on patients and hospitals and anticipated benefits associated with its use. Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “anticipates,” “expects,” “intends,” “impacts,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our ability to successfully commercialize LungFit® PH in the U.S. in the planned timeframe; our ability to achieve a CE mark for LungFit® PH in the European Union; the risk that LungFit® PH may become subject to unfavorable pricing regulations, third-party payor reimbursement practices or healthcare reform initiatives; intense competition and rapid technological changes may adversely affect our ability to successfully commercialize LungFit® PH; if we are unable to establish sales and marketing capabilities or enter into agreements with third-parties to market and sell LungFit® PH, we may be unable to generate any revenue; LungFit® PH may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, and the market opportunity for LungFit® PH may be smaller than we estimate; our ability to fund and the results of pre-clinical and clinical trials for our product candidates; obtaining, maintaining and protecting intellectual property utilized by our product and product candidates; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; obtaining regulatory approval for our product candidates; our short operating history; risks related to the COVID-19 pandemic and their effect on our business; and other risks identified and described in more detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and other filings with the SEC, all of which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

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BEYOND AIR, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2022	March 31, 2021

ASSETS
Current assets
Cash and cash equivalents	$80,242	$34,631
Restricted cash	9,988	637
Grant receivable	322	425
Other current assets and prepaid expenses	2,393	1,530
Total current assets	92,945	37,223
Licensed right to use technology	1,837	375
Right-of-use lease assets	2,216	1,861
Property and equipment, net	1,995	929
Other assets	207	138
TOTAL ASSETS	$99,199	$40,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,129	$1,325
Accrued expenses	8,374	1,805
Operating lease liability	281	113
Loan payable	927	557
Total current liabilities	10,712	3,800

Operating lease liability	2,079	1,789
Long-term loan, net	200	4,472
Other long-term liabilities	8,000	-
Total liabilities	20,990	10,061

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 29,866,173 and 21,828,244 shares issued and outstanding as of March 31, 2022 and 2021, respectively	3	2
Treasury stock	(25)	(25)
Additional paid-in capital	196,269	110,948
Accumulated deficit	(123,639)	(80,462)
Accumulated other comprehensive income	96	-
Total stockholders’ equity attributable to Beyond Air, Inc.	72,704	30,464
Non-Controlling Interests	5,505	-
Total equity	78,209	30,464
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,199	$40,525

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BEYOND AIR, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands except share data)

	Year Ended March 31, 2022	Year Ended March 31, 2021

License revenue	$-	$873

Operating expenses
Research and development	(11,802)	(12,618)
General and administrative	(18,408)	(10,468)
Settlement expense contingent on FDA approval	(10,500)	-

Loss from Operations	(40,710)	(22,214)

Other income (expense)
Estimated liability for contingent loss	(2,435)	-
Dividend and interest income	4	17
Interest and finance expense	(775)	(642)
Foreign exchange loss	(144)	(37)
Total other loss	(3,350)	(661)

Net loss before income taxes	(44,060)	(22,875)

Benefit for income taxes	-	-

Net loss	$(44,060)	$(22,875)

Less: Net Loss attributed to non-controlling interests	(882)	-

Net loss attributed to Beyond Air, Inc.	$(43,177)	$(22,875)

Other Comprehensive (Loss) Income, net of tax:
Foreign currency translation gain	96	-

Comprehensive loss attributed to Beyond Air, Inc.	$(43,081)	$(22,875)

Net loss per share – basic and diluted	$(1.68)	$(1.27)

Weighted average number of shares of common stock outstanding – basic and diluted	25,668,230	18,005,226

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